Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Carly Symington, Media 629.213.5568 carly.symington@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES SECOND QUARTER RESULTS
GAAP Diluted Net Income of $0.69 per Unit
Adjusted Diluted Net Income of $0.71 per Unit
Cash Distribution of $0.71 per Unit

Nashville, TN, July 29, 2022 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended June 30, 2022.
“Financial markets declined sharply in the second quarter, as global macroeconomic concerns deepened due to accelerating inflation, higher interest rates, and a complex geopolitical backdrop," said Seth P. Bernstein, President and CEO of AllianceBernstein. “Net outflows of $2.7 billion were moderate, as taxable fixed income outflows were partially offset by continued organic growth in municipals, alternatives/multi-asset and active equities. Our fee rate improved by 2% year-over-year, reflecting a mix shift towards alternatives and active equities, and our trailing twelve month organic growth was 3%. While near-term fixed income investment performance was challenged as credit underperformed, 5-year overall performance was solid, particularly in equities. AB’s financial performance reflected lower asset prices, with year-over-year adjusted operating income declining by 19% and adjusted earnings per Unit and distributions to Unitholders declining by 22%."

(US $ Thousands except per Unit amounts)	2Q 2022	2Q 2021	% Change	1Q 2022	% Change
U.S. GAAP Financial Measures
Net revenues	$971,444	$1,076,822	(9.8)%	$1,105,687	(12.1%)
Operating income	$192,648	$283,623	(32.1)%	$248,403	(22.4%)
Operating margin	22.6%	26.0%	(340 bps)	24.7%	(210 bps)
AB Holding Diluted EPU	$0.69	$0.91	(24.2)%	$0.87	(20.7%)

Adjusted Financial Measures (1)
Net revenues	$816,346	$881,635	(7.4)%	$903,744	(9.7%)
Operating income	$225,769	$279,171	(19.1)%	$285,049	(20.8%)
Operating margin	27.7%	31.7%	(400 bps)	31.5%	(380 bps)
AB Holding Diluted EPU	$0.71	$0.91	(22.0)%	$0.90	(21.1%)
AB Holding cash distribution per Unit	$0.71	$0.91	(22.0)%	$0.90	(21.1%)

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$646.8	$738.4	(12.4)%	$735.4	(12.0%)
Average AUM	$688.6	$722.6	(4.7)%	$751.2	(8.3%)
(1) The adjusted financial measures represent non-GAAP financial measures. See page 12 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 13-14 for notes describing the adjustments.

www.alliancebernstein.com	1 of 14

Bernstein continued, "Retail sales continued to moderate from record 2021 levels, reflecting weaker markets; however, active equities and municipals posted their 21st and 8th consecutive quarters of organic growth, respectively. Net outflows were $2.2 billion driven by taxable fixed income. Our Institutional channel grew organically for the 8th straight quarter, with net inflows of $0.7 billion, and our pipeline of $10.2 billion increased 4% sequentially, with most additions in higher-fee Alternatives. Private Wealth saw net outflows of $1.2 billion, driven by tax payments on 2021 capital gains. Bernstein Research revenues increased 1% versus the prior year, with higher U.S. volumes offset by lower trading activity in Asia and Europe."

Bernstein concluded, "In challenging environments, our time-tested investment teams remain focused on the fundamentals that drive shareholder value and returns. We generally favor quality companies with strong financial profiles that can weather more volatile economic conditions. We are pleased to have closed the CarVal acquisition on July 1, with $2.1 billion in capital raised by the CarVal team since our acquisition announcement, and are excited for our clients, including our partner Equitable Holdings, to experience our expanded private alternatives offering. Our talented teams are guided by our shared purpose: pursuing insight that unlocks opportunity.”

The firm’s cash distribution per Unit of $0.71 is payable on August 18, 2022, to holders of record of AB Holding Units at the close of business on August 8, 2022.
Market Performance
Global equity and fixed income markets were down sharply in the second quarter of 2022.

S&P 500 Total Return	(16.1)%
MSCI EAFE Total Return	(14.3)
Bloomberg Barclays US Aggregate Return	(4.7)
Bloomberg Barclays Global High Yield Index	(11.9)

www.alliancebernstein.com	2 of 14

Assets Under Management
($ Billions)

Total assets under management as of June 30, 2022 were $646.8 billion, down $88.6 billion, or 12%, from March 31, 2022 and down $91.6 billion, or 12%, from June 30, 2021.

	Institutional	Retail	Private Wealth	Total
Assets Under Management 6/30/2022	$290.5	$251.0	$105.3	$646.8
Net Flows for Three Months Ended 6/30/2022:
Active	$0.8	($2.4)	($1.8)	($3.4)
Passive	($0.1)	$0.2	$0.6	$0.7
Total	$0.7	($2.2)	($1.2)	($2.7)

Total net outflows were $2.7 billion in the second quarter, compared to net inflows of $11.4 billion in the first quarter of 2022, and net inflows of $6.2 billion in the prior year second quarter. AXA redemptions of low-fee fixed income mandates and net flows excluding these redemptions were as follows:

	2Q 2022	2Q 2021	1Q 2022
	(in billions)
AXA redemptions	$0.6	$1.3	$—
Net (outflows) inflows excluding AXA redemptions	($2.1)	$7.5	$11.4
Institutional channel second quarter net inflows of $0.7 billion compared to net inflows of $10.2 billion in the first quarter of 2022. Excluding AXA redemptions of low-fee fixed income mandates of $0.6 billion in the second quarter, net inflows were $1.3 billion. First quarter net inflows reflected a large $9.6 billion custom target-date mandate. Institutional gross sales of $3.3 billion decreased sequentially from $14.3 billion, in part reflecting the $9.6 billion custom target-date mandate in the first quarter. The pipeline of awarded but unfunded Institutional mandates increased sequentially to $10.2 billion at June 30, 2022 from $9.8 billion at March 31, 2022.
Retail channel second quarter net outflows of $2.2 billion compared to net outflows of $1.0 billion in the first quarter of 2022. Retail gross sales of $17.3 billion decreased sequentially from $20.6 billion.
Private Wealth channel second quarter net outflows of $1.2 billion compared to net inflows of $2.2 billion in the first quarter of 2022. Private Wealth gross sales of $3.3 billion decreased sequentially from $6.0 billion.
We expect approximately $4 billion of additional AXA-related redemptions of low-fee AUM in the second half of 2022.

www.alliancebernstein.com	3 of 14

Second Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate charges/credits and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

www.alliancebernstein.com	4 of 14

US GAAP Earnings
Revenues
Second quarter net revenues of $1.0 billion decreased 10% from $1.1 billion in the second quarter of 2021. The decrease was due to investment losses in the current year compared to investment gains in the prior year, lower performance-based fees and investment advisory base fees.
Sequentially, net revenues of $1.0 billion decreased 12%. The decrease was due to lower performance-based fees, investment advisory base fees, distribution revenues, Bernstein Research revenues and higher investment losses, offset by higher net dividend and interest income.
Second quarter Bernstein Research revenues of $106 million increased 1% compared to the prior year second quarter and decreased 10% sequentially. The increase from prior year was driven by greater customer trading activity in the U.S., offset by lower customer trading volumes in Asia and Europe. The sequential decrease was due to a reduction in global customer trading activity, partially offset by the timing of research payments.
Expenses
Second quarter operating expenses of $778 million decreased 2% from $793 million in the second quarter of 2021. The decrease is due to lower total employee compensation and benefits expense, partially offset by higher general and administrative ("G&A") expenses and promotion and servicing expenses. Employee compensation and benefits expense decreased due to lower incentive compensation, partially offset by higher commissions, base compensation and other employment costs. Within G&A, the increase was driven by higher portfolio servicing fees, technology, professional fees and office-related expenses. Promotion and servicing expenses increased due to higher travel and entertainment and marketing expenses, partially offset by lower distribution-related payments.
Sequentially, operating expenses decreased 9% from $857 million, primarily driven by lower total employee compensation and benefits expense, G&A expense and promotion and servicing expenses. Employee compensation and benefits expense decreased due to lower incentive compensation, fringes and commissions, partially offset by higher base compensation. Within G&A, the decrease was driven by lower portfolio servicing fees, professional fees and office-related expenses, partially offset by higher technology expenses. Promotion and servicing expenses decreased due to lower distribution-related payments, partially offset by higher marketing and travel and entertainment expenses.
Operating Income, Margin and Net Income Per Unit
Second quarter operating income of $193 million decreased 32% from $284 million in the second quarter of 2021 and the operating margin of 22.6% in the second quarter of 2022 decreased 340 basis points from 26.0% in the second quarter of 2021.
Sequentially, operating income decreased 22% from $248 million in the first quarter of 2022 and the operating margin of 22.6% decreased 210 basis points from 24.7% in the first quarter of 2022.
Second quarter diluted net income per Unit was $0.69 compared to $0.91 in the second quarter of 2021 and $0.87 in the first quarter of 2022.

www.alliancebernstein.com	5 of 14

Non-GAAP Earnings
This section discusses our second quarter 2022 non-GAAP financial results, compared to the second quarter of 2021 and the first quarter of 2022. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
Second quarter adjusted net revenues of $816 million decreased 7% from $881 million in the second quarter of 2021. The decrease was due to lower performance-based fees and investment advisory base fees.
Sequentially, adjusted net revenues decreased 10% from $904 million. The decrease was due to lower investment advisory base fees, performance-based fees and Bernstein Research revenues.
Expenses
Second quarter adjusted operating expenses of $590 million decreased 2% from $602 million in the second quarter of 2021. Lower total employee compensation and benefits were partially offset by higher promotion and servicing expenses and G&A expense. Employee compensation and benefits expense decreased due to lower incentive compensation, partially offset by higher commissions, base compensation and other employment costs. Promotion and servicing expenses increased due to higher travel and entertainment and marketing expenses. Within G&A, the increase was driven by higher technology expenses and an unfavorable foreign exchange translation impact, partially offset by lower errors.

Sequentially, adjusted operating expenses decreased 5% from $619 million. Lower total employee compensation and benefits were partially offset by higher promotion and servicing expenses and G&A expense. Employee compensation and benefits expense decreased due to lower incentive compensation, fringes and commissions, offset by higher base compensation and other employment costs. Promotion and servicing expenses increased due to higher marketing expenses and travel and entertainment, partially offset by lower transfer fees. Within G&A, the increase was driven by higher technology expenses, an unfavorable foreign exchange translation impact and higher professional fees, partially offset by lower office-related expenses and errors.
Operating Income, Margin and Net Income Per Unit
Second quarter adjusted operating income of $226 million decreased 19% from $279 million in the second quarter of 2021, and the adjusted operating margin of 27.7% decreased 400 basis points from 31.7%.
Sequentially, adjusted operating income of $226 million decreased 21% from $285 million and the adjusted operating margin of 27.7% decreased 380 basis points from 31.5%.
Second quarter adjusted diluted net income per Unit was $0.71 compared to $0.91 in the second quarter of 2021 and $0.90 in the first quarter of 2022.
Headcount
As of June 30, 2022, we had 4,313 employees, compared to 4,005 employees as of June 30, 2021 and 4,161 as of March 31, 2021.

www.alliancebernstein.com	6 of 14

Unit Repurchases

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in millions)
Total amount of AB Holding Units Purchased/Retained (1)	2.3	0.9	2.6	1.9
Total Cash Paid for AB Holding Units Purchased/Retained (1)	$92.7	$38.3	$106.7	$75.7
Open Market Purchases of AB Holding Units Purchased (1)	2.3	0.8	2.3	1.4
Total Cash Paid for Open Market Purchases of AB Holding Units (1)	$92.7	$34.6	$92.7	$58.8
(1) Purchased on a trade date basis. The difference between open-market purchases and units retained reflects the retention of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

Second Quarter 2022 Earnings Conference Call Information
Management will review Second Quarter 2022 financial and operating results during a conference call beginning at 9:00 a.m. (CT) on Friday, July 29, 2022. The conference call will be hosted by Seth Bernstein, President & Chief Executive Officer; Kate Burke, Chief Operating Officer & Chief Financial Officer; Bill Siemers, Controller & Chief Accounting Officer, and Matt Bass, Head of Private Alternatives.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, participants are required to obtain a personalized PIN via registration at https://dpregister.com/sreg/10168625/f382514a84 prior to dialing (888) 222-5992 in the US or +1 (412) 902-6748 from outside the US.

The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of Second Quarter 2022 financial and operating results on July 29, 2022.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (877) 344-7529 in the US, or +1 (412) 317-0088 from outside the US, and provide the conference ID #: 3006846.

www.alliancebernstein.com	7 of 14

Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2021 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of June 30, 2022, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 35.7% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 65.0% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

www.alliancebernstein.com	8 of 14

AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	2Q 2022	2Q 2021	% Change	1Q 2022	% Change

GAAP revenues:
Base fees	$696,685	$723,717	(3.7%)	$747,813	(6.8)%
Performance fees	22,791	53,907	(57.7)	75,969	(70.0)
Bernstein research services	106,442	105,655	0.7	117,807	(9.6)
Distribution revenues	153,130	155,538	(1.5)	168,341	(9.0)
Dividends and interest	22,512	8,658	160.0	11,475	96.2
Investments (losses) gains	(48,220)	4,181	n/m	(39,024)	23.6
Other revenues	26,950	25,900	4.1	26,155	3.0
Total revenues	980,290	1,077,556	(9.0)	1,108,536	(11.6)
Less: interest expense	8,846	734	n/m	2,849	n/m
Total net revenues	971,444	1,076,822	(9.8)	1,105,687	(12.1)

GAAP operating expenses:
Employee compensation and benefits	398,273	435,707	(8.6)	439,420	(9.4)
Promotion and servicing
Distribution-related payments	158,532	167,761	(5.5)	176,244	(10.0)
Amortization of deferred sales commissions	8,953	8,236	8.7	9,383	(4.6)
Trade execution, marketing, T&E and other	60,404	46,571	29.7	51,227	17.9
General and administrative	147,855	131,324	12.6	177,625	(16.8)
Contingent payment arrangements	838	838	—	838	—
Interest on borrowings	2,681	1,241	116.0	1,411	90.0
Amortization of intangible assets	1,260	1,521	(17.2)	1,136	10.9
Total operating expenses	778,796	793,199	(1.8)	857,284	(9.2)
Operating income	192,648	283,623	(32.1)	248,403	(22.4)
Income taxes	10,650	12,480	(14.7)	12,721	(16.3)
Net income	181,998	271,143	(32.9)	235,682	(22.8)
Net (loss) income of consolidated entities attributable to non-controlling interests	(26,771)	3,573	n/m	(25,045)	6.9
Net income attributable to AB Unitholders	$208,769	$267,570	(22.0)	$260,727	(19.9)

www.alliancebernstein.com	9 of 14

AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	2Q 2022	2Q 2021	% Change	1Q 2022	% Change

Equity in Net Income Attributable to AB Unitholders	$75,358	$97,407	(22.6%)	$94,353	(20.1)%
Income Taxes	7,217	6,490	11.2	8,425	(14.3)
Net Income	68,141	90,917	(25.1)	85,928	(20.7)
Additional Equity in Earnings of Operating Partnership (1)	—	8	(100.0%)	2	(100.0%)
Net Income - Diluted	$68,141	$90,925	(25.1)	$85,930	(20.7)
Diluted Net Income per Unit	$0.69	$0.91	(24.2)	$0.87	(20.7)
Distribution per Unit	$0.71	$0.91	(22.0)	$0.90	(21.1)

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	2Q 2022	2Q 2021	% Change	1Q 2022	% Change
AB L.P.
Period-end	269,447,055	271,994,122	(0.9%)	271,775,790	(0.9)%
Weighted average - basic	270,982,905	272,344,036	(0.5%)	271,382,946	(0.1)
Weighted average - diluted	270,982,905	272,356,270	(0.5%)	271,386,203	(0.1)
AB Holding L.P.
Period-end	97,266,839	99,808,806	(2.5%)	99,594,474	(2.3)%
Weighted average - basic	98,801,601	100,158,720	(1.4%)	99,201,630	(0.4)
Weighted average - diluted	98,801,601	100,170,954	(1.4%)	99,204,887	(0.4)

www.alliancebernstein.com	10 of 14

AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | June 30, 2022
($ Billions)
Ending and Average	Three Months Ended
	6/30/22	6/30/21
Ending Assets Under Management	$646.8	$738.4
Average Assets Under Management	$688.6	$722.6

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth	Total
Beginning of Period	$325.9	$292.6	$116.9	$735.4
Sales/New accounts	3.3	17.3	3.3	23.9
Redemption/Terminations	(1.2)	(16.9)	(4.5)	(22.6)
Net Cash Flows	(1.4)	(2.6)	—	(4.0)
Net Flows	0.7	(2.2)	(1.2)	(2.7)
Adjustments(1)	(0.4)	—	—	(0.4)
Investment Performance	(35.7)	(39.4)	(10.4)	(85.5)
End of Period	$290.5	$251.0	$105.3	$646.8
(1)Approximately $0.4 billion of Institutional AUM was removed from our total assets under management during the second quarter of 2022 due to a change in the fee structure.

Three-Month Changes By Investment Service
	Equity Active	Equity Passive(1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive(1)	Alternatives/ Multi-Asset Solutions(2)	Total
Beginning of Period	$265.2	$66.2	$225.9	$54.9	$12.7	$110.5	$735.4
Sales/New accounts	11.4	1.1	4.0	5.3	(0.1)	2.2	23.9
Redemption/Terminations	(9.4)	(0.1)	(7.7)	(4.5)	—	(0.9)	(22.6)
Net Cash Flows	(1.7)	(1.3)	(2.0)	0.1	0.8	0.1	(4.0)
Net Flows	0.3	(0.3)	(5.7)	0.9	0.7	1.4	(2.7)
Adjustments(1)	—	—	—	—	—	(0.4)	(0.4)
Investment Performance	(42.3)	(10.2)	(19.3)	(2.0)	(1.1)	(10.6)	(85.5)
End of Period	$223.2	$55.7	$200.9	$53.8	$12.3	$100.9	$646.8
(1)Approximately $0.4 billion of Institutional AUM was removed from our total assets under management during the second quarter of 2022 due to a change in the fee structure.

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$0.3	(0.3)	$—
Fixed Income	(4.8)	0.7	(4.1)
Alternatives/Multi-Asset Solutions (2)	1.1	0.3	1.4
Total	$(3.4)	$0.7	$(2.7)

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$205.2	$142.9	$103.1	$451.2
Non-U.S. Clients	85.3	108.1	2.2	195.6
Total	$290.5	$251.0	$105.3	$646.8

www.alliancebernstein.com	11 of 14

AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021

Net Revenues, GAAP basis	$971,444	$1,105,687	$1,264,682	$1,092,832	$1,076,822	$1,007,266
Exclude:
Distribution-related adjustments:
Distribution revenues	(153,130)	(168,341)	(178,490)	(170,612)	(155,538)	(147,600)
Investment advisory services fees	(14,357)	(17,285)	(21,699)	(25,530)	(20,459)	(22,553)
Pass through adjustments:
Investment advisory services fees	(10,043)	(35,976)	(28,012)	(4,017)	(4,403)	(4,196)
Other revenues	(9,436)	(8,963)	(9,091)	(9,359)	(8,229)	(10,531)
Impact of consolidated company-sponsored investment funds	26,573	24,538	(3,304)	968	(4,286)	(311)
Long-term incentive compensation-related investment losses (gains)	5,334	4,150	173	(619)	(2,201)	(2,012)
Long-term incentive compensation-related dividends and interest	(39)	(66)	(1,813)	(65)	(71)	(85)
Write-down of investment	—	—	1,880	—	—	—
Adjusted Net Revenues	$816,346	$903,744	$1,024,326	$883,598	$881,635	$819,978

Operating Income, GAAP basis	$192,648	$248,403	$392,605	$279,650	$283,623	$260,584
Exclude:
Real estate	(206)	(206)	(206)	(985)	(985)	(985)
Long-term incentive compensation-related items	1,463	945	552	220	(91)	6
EQH award compensation	164	175	241	540	17	142
Write-down of investment	—	—	1,880	—	—	—
Acquisition-related expenses	4,929	10,687	2,195	217	180	22
Sub-total of non-GAAP adjustments	6,350	11,601	4,662	(8)	(879)	(815)
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	(26,771)	(25,045)	2,904	(1,074)	3,573	(292)
Adjusted Operating Income	$225,769	$285,049	$394,363	$280,716	$279,171	$260,061
Operating Margin, GAAP basis excl. non-controlling interests	22.6%	24.7%	30.8%	25.7%	26.0%	25.9%
Adjusted Operating Margin	27.7%	31.5%	38.5%	31.8%	31.7%	31.7%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Net Income - Diluted, GAAP basis	$68,141	$85,930	$125,165	$88,678	$90,925	$81,105
Impact on net income of AB non-GAAP adjustments	1,630	3,520	1,653	(23)	(248)	(289)
Adjusted Net Income - Diluted	$69,771	$89,450	$126,818	$88,655	$90,677	$80,816

Diluted Net Income per Holding Unit, GAAP basis	$0.69	$0.87	$1.27	$0.89	$0.91	$0.81
Impact of AB non-GAAP adjustments	0.02	0.03	0.02	—	—	—
Adjusted Diluted Net Income per Holding Unit	$0.71	$0.90	$1.29	$0.89	$0.91	$0.81

www.alliancebernstein.com	12 of 14

AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.

We also adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Lastly, adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments.

During the fourth quarter of 2021, we wrote down an equity method investment; this write down brought the investment balance to zero.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) our senior management's EQH award compensation, as discussed below, (4) the write-down of an investment, (5) acquisition-related expenses and (6) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted

www.alliancebernstein.com	13 of 14

operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth Bernstein, our CEO, equity awards in connection with EQH's IPO. Additionally, equity awards were granted to Mr. Bernstein and other members of AB's senior management for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.
The write-down of the investment during the fourth quarter of 2021 has been excluded due to its non-recurring nature and because it is not part of our core operating results.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Acquisition-related expenses include professional fees and the recording of changes in estimates to contingent payment arrangements associated with our acquisitions. Beginning in the first quarter of 2022, acquisition-related expenses also include certain compensation-related expenses, amortization of intangible assets for contracts acquired and accretion expense with respect to contingent payment arrangements.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.
Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

www.alliancebernstein.com	14 of 14